                                                                     EXHIBIT 5.1

                                   LAW OFFICES
                           REISMAN & ASSOCIATES, P.A.
                                    SUITE 330
                             5100 TOWN CENTER CIRCLE
                            BOCA RATON, FLORIDA 33486

TELEPHONE (561) 361-9300                               TELECOPIER (561) 416-9249


May 6, 1998


Credit Depot Corporation
700 Wachovia Center
Gainesville, Georgia  30501

Ladies & Gentlemen:

         We have acted as your counsel in connection with its filing of a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") covering 8,419,630 shares of Common Stock, $.001 par value (the "Shares").

         We have examined such originals or certified, conformed or photostatic copies, the authenticity of which we have assumed, of certificates of public officials and your corporate officers and other documents, certificates, records, authorizations and proceedings as we have deemed relevant and necessary as the basis for the opinion expressed herein. In all such examinations, we have assumed the genuineness of all signatures on original and certified documents and all copies submitted to us as conformed or photostatic copies.

         On the basis of the foregoing, it is our opinion that the Shares will, when sold as contemplated by the Registration Statement, be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.


Very truly yours,


/s/Reisman & Associates, P.A.

REISMAN & ASSOCIATES, P.A.